Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Meredith Gremel, Vice President, Corporate Affairs & Communications, SpartanNash, 616-878-2830

SpartanNash Company Announces New Chief Merchandising and Marketing Officer

Former Division President of Albertsons Companies to Join SpartanNash in February

Grand Rapids, Mich., February 6, 2019— SpartanNash (Nasdaq: SPTN) announced today that Lori Raya will become the new Chief Merchandising and Marketing Officer (CMMO) for the company, effective February 18, 2019.  Ms. Raya joins SpartanNash following a thirty-one-year career with Safeway/Albertsons, most recently serving as Division President of Albertsons from 2015-2018 following her role as Division President of VONS.  In her most recent role, Ms. Raya led the post-merger transition with Safeway and integration of multiple banner teams within her division for the second largest grocery store chain in the United States, with more than 2,200 stores and 250,000 employees.

As SpartanNash’s CMMO, Ms. Raya will be responsible for the development and execution of the enterprise-wide merchandising and marketing strategy, ensuring alignment with the enterprise's overall business strategy, and providing strategic direction to develop, analyze, and implement product assortment, brand positioning, sales planning, pricing, promotion, sourcing, and distribution for independent customers and corporate owned stores. This oversight includes directing in-depth research and analysis of consumer trends and sales performance and driving innovation to enhance the customer experience in store and online. Ms. Raya will also be responsible for increasing sales and market share, improving productivity and profitability and cultivating an engaged, customer-centric work force.  She will report to SpartanNash’s President and Chief Executive Officer, David M. Staples.

“Lori’s success as a strategic thinker, collaborative influencer, change manager, community contributor and visionary leader has enabled her to lead marketing and merchandising teams to deliver innovative, customer-focused changes while driving sales and supporting associate development,” noted Mr. Staples.  “Her career path is also inspiring to all those who love this industry and want to help take the company to the next level.  We look forward to having her onboard.”

Ms. Raya’s accomplished career extends over 30 years with Safeway, moving through the ranks from a store associate to store manager, district manager, Vice President of Retail Operations, Group Vice President of Strategic Initiatives, and multiple food category senior management positions before serving as the first female divisional president in VON’s 107-year history from 2012-2015.

Exhibit 99.1

Ms. Raya will be assuming the CMMO position from Larry Pierce who will be retiring.  Mr. Pierce will transition his duties over to Ms. Raya and focus on special projects thereafter until his planned retirement in September 2019.  Mr. Pierce joined the company in 2008 and has served as Executive Vice President, Merchandising and Marketing, since 2014. “Larry’s leadership, knowledge of the wholesale and grocery industry, and commitment to innovation have been key to our success,” said Mr. Staples, “and we appreciate his assistance throughout this transitional period.”

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as premier fresh produce distribution and fresh food processing. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain, Djibouti and Egypt. SpartanNash currently operates 160 supermarkets, primarily under the banners of Family Fare Supermarkets, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery, Dan's Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

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